Innovo Group Inc.
                             27 North Main Street
                        Springfield, Tennessee   37172


                                          April 4, 1997



Ms. Patricia Anderson-Lasko
27 North Main Street
Springfield, Tennessee   37172

Dear Ms. Anderson-Lasko:

                          Stock Purchase Right Award
                          __________________________

      The following letter sets forth the terms and conditions under which you are hereby offered the opportunity to purchase shares of the common stock, par value $.01 per share (the "Common Stock") of Innovo Group Inc. (the "Company") pursuant to the Stock Purchase Right Award (the "Award") granted to you by the Company's board of directors. THIS LETTER CONSTITUTES PART OF A PROSPECTUS COVERING THE OFFERING AND ISSUANCE OF THESE SHARES THAT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT").

1. Number of Shares. Pursuant to the Award you may purchase up to 4 million shares of Common Stock, which number shall be adjusted in the event of any split, reverse split, distribution, dividend or other adjustment with respect to the Common Stock.

2. Purchase Price. The purchase price for any shares you elect to purchase under the Award shall be $.28125 per share.

3. Vesting and Exercisability. The Award is fully vested. You may exercise your right to purchase shares under the Award, in any amount up to an aggregate of 4 million shares, at any time during the period (a) beginning on April 30, 1997, and (b) ending on the earlier of (i) the termination of your employment with the Company (except in the event that your employment with the Company is terminated due to death or disability, in which case the Award may be exercised, either by you, or your estate, heir or other legal representative, for a period of thirty (30) days following such termination), or (ii) April 30, 2002.

4. Manner of Payment. You may pay for any shares purchased under the Award by the delivery to the Company of the purchase price in (i) cash, or (ii) the form of a non-recourse promissory
      Note ("a Note") having the terms set forth below.

5. Terms of a Note. A Note delivered for the purchase of shares shall be non-recourse, except that it shall be collateralized by any shares purchased by the delivery of that Note, and by any dividends or distribution made subsequent to the date of such purchase with respect to the shares purchased by the delivery of that Note. A Note shall be due, without interest, on April 30, 2002. A Note may be paid, at maturity, or prepaid without penalty in whole or in part, by the delivery to the Company of (i) cash, or (ii) other shares (i.e. shares not purchased pursuant to the Award) of the common stock of the company owned by you which you have owned for a period of at least six (6) months as of the date such shares are tendered to the Company in payment of a Note. Shares tendered to the Company in payment of a Note shall (i) be valued, for the purpose of determining the amount of a Note paid therewith, at the closing bid price of the Company's Common Stock, as reported by the primary trading market for the Company's Common Stock, as of the date of delivery, and (ii) shall be accompanied by the appropriate forms of stock powers and assignments in blank.

6. Escrow of Note and Shares; Release of Shares Upon Payment of Note; Effect of Non-Payment of a Note. Any shares purchased by you by the delivery of a Note shall be held in escrow, under the administration of the Secretary of the Company, together with (i) such Note, and (ii) any dividends or distributions made with respect to such shares after the date of such Note. Upon the payment or prepayment of all or a portion of a Note, such shares, determined by dividing the amount paid by $.28125, together with any dividends or distributions with respect thereto held in the escrow, shall be delivered to you. In the event of non-payment of a Note or a part thereof, the shares, determined by dividing any unpaid amounts by $.28125, together with any dividends and distributions with respect thereto, shall be delivered to the Company. You shall have the right to vote any shares in escrow.

7. Termination of Employment. Except as set forth in paragraph 3 above, the termination of your employment will not have any effect on your rights under the Award. Specifically, but without limitation, the termination of your employment will not affect your rights with respect to shares purchased prior to the date of such termination, or with respect to shares held in escrow as of the date of such termination.

8. Registration Under the Act. The Company has filed with the Securities and Exchange Commission (the "Commission") and had declared effective under the Act a registration statement on Form S-8 (the "Registration Statement"). The Company is, together with this letter, providing you with a copy of the Registration Statement.

9. Available Information; Incorporation by Reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, other reports, and proxy statements with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities of the Commission at Rom 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 3190 Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies thereof can also be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 29549.

      The following documents filed by the Company under the Exchange Act ar incorporated herein, and in the Registration Statement, by reference: (i) the Company's Annual Report on Form 10-K for the year ended November 30, 1996, (ii) the Company's current report on Form 8-K dated March 14, 1997, (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997, and (iv) all documents which the Company may subsequently file pursuant to Sections 13(a), 13 (d) 14 and 15 of the Exchange Act until such time as the Company files a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold.

      Copies of the documents described in (i), (ii) and (iii) above have been delivered to you together herewith, and copies of the documents described in (iv) above, when filed, may be obtained without charge by written or oral request to Schren L. Head, Secretary, Innovo Group Inc., 27 North Main Street, Springfield, Tennessee 37172, telephone 615-384-0100.

                                          Sincerely,

                                          INNOVO GROUP INC.


                                          By:/s/Schren L. Head
                                          ____________________
                                          Schren L. Head,
                                          Corporate Secretary

                                 Purchase Form
                          Stock Purchase Right Award



Schren L. Head, Secretary
Innovo Group Inc.
27 North Main Street
Springfield, Tennessee   37172

Dear Ms. Head:

      Pursuant to the Stock Purchase Right Award (the "Award"), I hereby elect to purchase _____ shares, at a per share price of $.28125 for an aggregate price of $_____. The aggregate purchase price is hereby tendered in the form of (i) cash of $_____, and/or
(ii) a Note in the amount of $_____.



                                    Signed:
                                          ___________________________
                                          Patricia Anderson-Lasko

                                    Date:____________________________